DATED NOVEMBER 19, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials under § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 19, 2015, Montage issued the following press release:

Montage Technology Group Issues Statement Regarding Superior $19 Per Share Cash Offer

for Pericom Semiconductor

Montage Willing to Commence Cash Tender Offer to Complete Transaction by end of December

Montage’s Cash Offer for Pericom is $1.25 Per Share Higher Than Diodes Proposal

MILPITAS, CA, November 19, 2015 — Montage Technology Group Limited (“Montage”) today issued the following statement related to its superior offer to acquire all of the outstanding shares of Pericom Semiconductor Corporation (“Pericom”) (NASDAQ: PSEM) for $19.00 per share in cash:

“Montage is willing to commence a cash tender offer pursuant to a definitive agreement for a Montage-Pericom transaction, which Montage believes could be consummated by the end of December. If Pericom shareholders reject the Diodes merger proposal at tomorrow’s Special Meeting of Shareholders, Montage is prepared to immediately engage with Pericom to enter into a definitive agreement and immediately after signing the definitive agreement would commence the cash tender offer under Securities and Exchange Commission rules.

We are shocked that Pericom’s Board of Directors would continue to deny its shareholders the opportunity to receive a full $1.25 more per share than they would receive in the inferior Diodes transaction. Despite our repeated attempts to facilitate a transaction at a significant premium to the Diodes proposal, Pericom’s Board appears intent on forcing through the Diodes proposal at tomorrow’s Special Meeting of Shareholders. If Pericom shareholders reject the inferior Diodes deal, Montage is prepared to act quickly to ensure that Pericom shareholders receive the highest available cash price for their investment.”

Montage notes that:

•	Montage’s tender offer would not be subject to any financing or regulatory approval conditions and, assuming the minimum tender condition is met, Montage would purchase any and all tendered shares;

•	Montage has committed financing, and would provide Pericom shareholders with payment promptly; and

•	Montage believes it can close quickly – by the end of December.

Montage Continues to Urge Pericom Shareholders to Protect the Value of Their Investment by Voting

AGAINST the Proposed Diodes Acquisition on the GOLD Proxy Card

A vote “AGAINST” the Diodes acquisition on the GOLD proxy card will:

•	Preserve shareholders’ opportunity to receive the significant premium for their Pericom shares contemplated by the Montage offer which, if consummated, would provide significantly greater value to Pericom shareholders than the proposed Diodes acquisition.

•	Stop the Pericom Board from proceeding with a transaction that Montage believes is an inferior transaction.

•	Send a strong message to the Pericom Board that Pericom will not be sold for a lower price than is currently available.

Pericom stockholders are reminded that their vote is important, no matter how many or how few shares they own and that the latest submitted proxy card will revoke any previously submitted proxy card.

EVERY VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES.

Shareholders who have questions or need assistance voting their shares may contact:

INNISFREE M&A INCORPORATED

+ (888) 750-5834 (toll-free from the US and Canada)

+ (412) 412-232-3651 (from other countries)

Remember — only the latest-dated proxy card counts!

Barclays is acting as financial advisor to Montage and O’Melveny & Myers LLP is serving as legal counsel.

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, Montage’s proxy solicitor, toll-free at: (888) 750-5834 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Montage

Montage is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

Company Contact:

Montage

Mark Voll, CFO

(408) 982-2780 or 86-21-6128-5678 x8618

Investor Contact:

Innisfree M&A Incorporated

Arthur Crozier/Jennifer Shotwell/Jon Salzberger

(212) 750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann or Jed Repko

(415) 869-3950

Mahmoud Siddig

(212) 355-4449